R:\98\A0000014.DOC

                           Quota Share
                      Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                             Company
         or Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder


















                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431






                        Table of Contents


Article                                                      Page

          Preamble                                             3
     I    Classes of Business Reinsured                        3
    II    Commencement and Termination                         4
   III    Territory (BRMA 51A)                                 4
    IV    Exclusions                                           4
     V    Retention and Limit                                  7
    VI    Loss in Excess of Policy Limits/ECO                  7
   VII    Losses and Loss Adjustment Expense                   8
  VIII    Salvage and Subrogation                              8
    IX    Original Conditions                                  8
     X    Sliding Scale Commission                             8
    XI    Reports and Remittances                             10
   XII    Offset (BRMA 36C)                                   10
  XIII    Access to Records (BRMA 1D)                         11
   XIV    Errors and Omissions (BRMA 14F)                     11
    XV    Currency (BRMA 12A)                                 11
   XVI    Taxes (BRMA 50B)                                    11
  XVII    Federal Excise Tax (BRMA 17A)                       11
 XVIII    Unauthorized Reinsurers                             12
   XIX    Insolvency                                          13
    XX    Arbitration (BRMA 6J)                               13
   XXI    Service of Suit (BRMA 49C)                          14
  XXII    Agency Agreement                                    15









                           Quota Share
                      Reinsurance Contract
                   Effective:  January 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                             Company
         or Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
             Interests and Liabilities Agreement(s)
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Preamble

If any provisions of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any provision of this Contract or the enforceability of such provision in any other jurisdiction.


Article I - Classes of Business Reinsured

A. By this Contract the Company obligates itself to cede to the Reinsurer and the Reinsurer obligates itself to accept quota share reinsurance of the Company's net liability under policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed on or after the effective date hereof, and classified by the Company as Pacific Coast Difference in Conditions, California Earthquake (IBAW Program) and General E&S West Coast Earthquake business. As respects General E&S West Coast Earthquake, business classified by the Company as Course of Construction, Transmission and Distribution Lines, Mechanical Breakdown and Boiler and Machinery shall not be covered hereunder.

B. "Net liability" as used herein is defined as the Company's gross liability remaining after cessions, if any, to other pro rata reinsurers.

C. The liability of the Reinsurer with respect to each cession hereunder shall commence obligatorily and simultaneously with that of the Company, subject to the terms, conditions and limitations hereinafter set forth.


Article II - Commencement and Termination

A. This Contract shall become effective on January 1, 1998, with respect to losses occurring on or after that date, and shall continue in force thereafter until terminated.

B. Either party may terminate this Contract on any December 31 by giving the other party not less than 90 days prior notice by certified mail.

C. Unless the Company elects to reassume the ceded unearned premium in force on the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but not to exceed the following:

      1. As respects Builders Risk policies, 18 months following the effective date of termination;

      2. As respects all other policies, 12 months plus odd time following the effective date of termination.

D. Notwithstanding paragraph B above, the Reinsurer may terminate this Contract within 30 days of learning of a change in the management responsibility or authority of Matthew T. Peller by giving the Company not less than 60 days prior notice by certified mail.

E. If the Reinsurer is unable to procure retrocessional protection, no cessions will be made under this Contract after the expiration or termination of any in force retrocessional protections or 90 days after receipt of notification from the Reinsurer by the Company, whichever last occurs.


Article III - Territory (BRMA 51A)

The territorial limits of this Contract shall be identical with those of the Company's policies.


Article IV - Exclusions

A. This Contract does not apply to and specifically excludes the following:

      1. Loss or liability excluded under the terms of the "Pools, Associations and Syndicates Exclusion Clause" attached to and forming part of this Contract.

      2. All reinsurance assumed, with the exception of intra-company reinsurance and specific insureds whose reinsurance is written through their own captive company and quoted by a non-related entity.

      3. Risks of war, whether or not declared, invasion, civil war, insurrection, rebellion, revolution or confiscation by duly constituted governmental or civil authority as excluded under a standard policy containing a standard War Exclusion Clause.

      4. Hail insurance or reinsurance covering growing, drying or standing crops when written as such.

      5. Flood, when written as such; however, this exclusion shall not apply to flood when included in Difference in Conditions, Inland Marine and All Risk policies.

      6. All armored car business except when written in excess of $500,000.

      7.   Credit, financial or insolvency guarantees.

      8. Livestock insurance or reinsurance, when written as such.

      9.   Third Party Bodily Injury and Property Damage
      Liability, Medical Payments, Workers' Compensation,
      Fidelity and Surety, whether written separately or as part of a Multiple Peril policy. However, nothing herein contained shall be construed as excluding liability for damage to property in an insured's care, custody or control or for which the insured may be liable.

      10.  Ocean Marine, when written as such.

      11. Aircraft, meaning direct damage to hulls insured under Aircraft Hull policies, but not excluding aircraft hulls insured under regular Fire, Inland Marine and All Risk policies (other than Aircraft Hull policies). In no event shall any liability attach to the Reinsurer hereunder in respect of aircraft while in flight or taxiing.

      12.  Offshore drilling rigs.

      13. Automobile risks insured under Automobile policies with the exception of floor plans.

      14. Space and space related risks for the intention of ignition of the launch vehicle which includes taxiing within the launch site area and in flight.

      15.  Grain elevators.

      16.  Petrochemical risks and refineries.

      17.  Underground mining.

      18. Inland Marine policies covering jewelers block and motor truck cargo.

      19.  Mortgage Impairment insurance.

      20. All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      21.  Kidnap and Ransom.

      22.  Residual Value and Credit insurance.

      23.  Crop insurance.

      24.  Burglary and Theft, when written as such.

      25.  Strike insurance.

      26.  Product impairment, recall and tampering.

      27. Data processing companies whose sole purpose is to provide data processing services to other companies which include media exposures defined as material on which data is to be or is already stored (i.e., disks, magnetic and paper tapes, drums, cores and programs).

      28.  Risks as detailed in the "Target Risks Exclusion
      Clause" attached to and forming part of this Contract.

      29. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)," the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)," and the "Nuclear Energy Risks Exclusion Clause - Reinsurance (Worldwide Excluding U.S.A. & Canada)," attached to and forming part of this Contract.

      30.  Boiler and Machinery, when written as such.

      31.  Mechanical breakdowns, when written as such.

      32.  Transmission and distribution lines.

B. Notwithstanding the foregoing provisions of paragraph A, these exclusions do not apply where the excluded class or operations, in the opinion of the Company, constitutes a minor part of or incidental exposure to the main operations of the insured, except for the exclusions set forth in subparagraphs 2, 3, 7, 10, 11, 12, 14, 20, 28, 29 and 32 of paragraph A.

C. As respects business written by the General E&S department, this Contract does not apply to and specifically excludes the following:

      1.   Onshore drilling rigs.

      2.   Equipment maintenance, warranty or similar coverages.

D. Notwithstanding the foregoing, the exclusions set forth in paragraph C do not apply where the excluded class or operation, in the opinion of the Company, constitute a minor part of or incidental exposure to the main operations of the insured.


Article V - Retention and Limit

A. As respects business subject to this Contract, the Company shall retain and be liable for 66.67% of its net liability. The Company shall cede to the Reinsurer and the Reinsurer agrees to accept 33.33% of the Company's net liability.

B. The Company shall purchase or be deemed to have purchased inuring facultative reinsurance to limit its loss subject hereto from any one coverage, any one policy (exclusive of loss in excess of policy limits or extra contractual obligations) to $15,000,000 each occurrence, recoveries under which shall inure to the benefit of this Contract.


Article VI - Loss in Excess of Policy Limits/ECO

A. In the event the Company pays or is held liable to pay an amount of loss in excess of its policy limit, but otherwise within the terms of its policy (hereinafter called "loss in excess of policy limits") or any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits (hereinafter called "extra contractual obligations") because of alleged or actual bad faith or negligence on its part in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its policyholder, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action, or in otherwise handling a claim under a policy subject to this Contract, 100% of the loss in excess of policy limits and/or 100% of the extra contractual obligations shall be added to the Company's loss, if any, under the policy involved, and the sum thereof shall be subject to the provisions of Article V.

B. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

C. Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

D. Recoveries from any form of insurance or reinsurance which protects the Company against claims the subject matter of this Article shall inure to the benefit of this Contract.


Article VII - Losses and Loss Adjustment Expense

A. Losses shall be reported by the Company in summary form as hereinafter provided. The Reinsurer shall have the right to participate in the adjustment of losses subject to this Contract at its own expense.

B. All loss settlements made by the Company, whether under strict policy conditions or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its proportion of each such settlement in accordance with Article XI.

C. In the event of a claim under a policy subject hereto, the Reinsurer shall be liable for its proportionate share of loss adjustment expense incurred by the Company in connection therewith (including litigation expenses and interest on judgments, but not including office expenses or salaries of the Company's regular employees), and shall be credited with its proportionate share of any recoveries of such expense.


Article VIII - Salvage and Subrogation

The Reinsurer shall be credited with its proportionate share of salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article IX - Original Conditions

A. All reinsurance under this Contract shall be subject to the same rates, terms, conditions and waivers and to the same modifications and alterations as the respective policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract. The Reinsurer shall be credited with its exact proportion of the original premiums received by the Company, prior to disbursement of any dividends, but after deduction of premiums, if any, ceded by the Company for inuring reinsurance.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article X - Sliding Scale Commission

A. The Reinsurer shall allow the Company a 32.5% provisional commission on all premiums ceded to the Reinsurer hereunder.
   The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. The provisional commission allowed the Company shall be adjusted periodically in accordance with the provisions set forth herein. The first adjustment period shall be from the effective date of this Contract through December 31, 1998, and each subsequent 12-month period shall be a separate adjustment period. However, if this Contract is terminated, the final adjustment period shall be from the beginning of the then current adjustment period through the date of termination if this Contract is terminated on a "cutoff" basis, or the end of the runoff period if this Contract is terminated on a "runoff" basis.

C. The adjusted commission rate shall be calculated as follows and be applied to premiums earned for the period under consideration:

      1. If the ratio of losses incurred to premiums earned is 10% or greater, the adjusted commission rate for the period under consideration shall be 30%;

      2. If the ratio of losses incurred to premiums earned is less than 10%, the adjusted commission rate for the period under consideration shall be 30%, plus 50% of the difference in percentage points between 10% and the actual ratio of losses incurred to premiums earned;

      3. If the ratio of losses incurred to premiums earned is 0%, the adjusted commission rate for the period under consideration shall be 35%.

D. If the ratio of losses incurred to premiums earned for any period is greater than 10%, the difference in percentage points between the actual ratio of losses incurred to premiums earned and 10% shall be multiplied by premiums earned for the period and the product shall be carried forward to the next adjustment period as a debit to losses incurred.

E. Except as provided in the next paragraph, the Company shall calculate and report the adjusted commission on premiums earned within 60 days after the end of each adjustment period, and within 60 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the adjustment period through the date of adjustment, including, as respects losses incurred, any debit or credit from the preceding adjustment period. If the adjusted commission on premiums earned for the adjustment period as of the date of adjustment is less than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned for the adjustment period as of the date of adjustment is greater than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company's report.

F. As respects the final adjustment period, the Company shall calculate and report the adjusted commission on premiums earned within 60 days after the date of termination, and within 60 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the final adjustment period through the date of adjustment, including, as respects losses incurred, any debit from the preceding adjustment period. If the adjusted commission on premiums earned for the final adjustment period as of the date of adjustment is less than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Company shall remit the difference to the Reinsurer with its report. If the adjusted commission on premiums earned for the final adjustment period as of the date of adjustment is greater than commissions previously allowed by the Reinsurer on premiums earned for the same period, the Reinsurer shall remit the difference to the Company as promptly as possible after receipt and verification of the Company's report.

G. "Losses incurred" as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the ceded reserves for losses and loss adjustment expense outstanding as of the same date, all as respects losses occurring during the adjustment period under consideration, plus the debit from the preceding adjustment period.

H. "Premiums earned" as used herein shall mean ceded unearned premiums at the beginning of the adjustment period under consideration, plus ceded net written premiums during the period, less ceded unearned premiums at the end of the period.

I. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.


Article XI - Reports and Remittances

A. Within 60 days after the end of each month, the Company shall report to the Reinsurer:

      1.   Ceded net written premium for the month;

      2.   Provisional commission thereon;

      3. Ceded losses and loss adjustment expense paid during the month.

   The positive balance of (1) less (2) less (3) shall be remitted by the Company with its report. Any balance shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's report.

B. Within 60 days after the end of each calendar quarter, the Company shall report to the Reinsurer the ceded unearned premiums and ceded outstanding loss reserves as of the end of the calendar quarter.

C. Annually, the Company shall furnish the Reinsurer with such information as the Reinsurer may require to complete its Annual Convention Statement.


Article XII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XIII - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XIV - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XV - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States
   Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


Article XVI - Taxes (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.


Article XVII - Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise
Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon as imposed under Section 4371 of the Internal Revenue Code to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.


Article XVIII - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.   Escrow accounts for the benefit of the Company;
      and/or

      3.   Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XIX - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company under the contracts reinsured without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XX - Arbitration (BRMA 6J)

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.


Article XXI - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXII - Agency Agreement

Associated International Insurance Company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Woodland Hills, California,this _______ day of ________________199___.

                __________________________________________________
                Associated International Insurance Company
                Calvert Insurance Company